#98MANNING

'98 SP AUTHENTIC PEYTON MANNING ROOKIE CARD

THIS INITIAL OFFERING IS COMING SOON!



CURRENT VALUE: $22,000

OFFERING FOR THIS ASSET IS NOT YET SCHEDULED. CHECK BACK SOON

OPINIONS DETAILS GALLERY LEGAL

#98MANNING

'98 SP AUTHENTIC PEYTON MANNING ROOKIE CARD

C.O.A. SPECS

FINANCIALS

Initial Offering Share Price	$11.00
Number of Shares	2,000
Initial Offering Market Cap.	$22,000
Storage Location	Rally

ASSET SPECIFICATIONS

Creator	Yuga Labs
NFT	Bored Ape Yacht Club
Number	9159
Property	Leather Jacket (Clothes)
Property Rarity	2% Have This Trait
Property	Short Mohawk (Hair)
Property Rarity	3% Have This Trait
Property	Angry (Eyes)
Property Rarity	4% Have This Trait
Property	Gray (Background)
Property Rarity	12% Have This Trait

Property	Brown (Fur)
Property Rarity	14% Have This Trait
Property	Bored Unshaven (Mouth)
Property Rarity	16% Have This Trait
Proof of Ownership	Ethereum Blockchain

DESCRIPTION OF SERIES 1998 PEYTON MANNING ROOKIE CARD

Investment Overview

- Upon completion of the Series #98MANNING Offering, Series #98MANNING will purchase a 1998 SP Authentic #14 Peyton Manning Rookie Card graded BGS 10 for Series #98MANNING (The "Series 1998 Peyton Manning Rookie Card" or the "Underlying Asset" with respect to Series #98MANNING, as applicable), the specifications of which are set forth below.
- The Upper Deck Company, LLC., is a private company founded in 1988 that specializes in the production of trading cards. Upper Deck has issued SP Authentic cards in football, baseball, hockey, and other sports beginning in 1993.
- Peyton Manning is a Hall of Fame NFL quarterback who won 2 Super Bowls and 5 MVPs over the course of 18 seasons.
- The Underlying Asset is a 1998 SP Authentic #14 Peyton Manning Rookie Card graded BGS 10.

Asset Description

Overview & Authentication

- Peyton Manning was born on March 24, 1976, in New Orleans, Louisiana.
- Manning's father, Archie, was an NFL quarterback who was named to 2 Pro Bowls over the course of 15 seasons. Manning's brother, Eli, was an NFL quarterback who won 2 Super Bowls over the course of 15 seasons.
- Manning played four seasons at the University of Tennessee from 1994-1997, throwing for 3,819 yards, 36 touchdowns, and 11 interceptions in his final season. In 1997, Manning was given the Davey O'Brien Award and named the SEC Player of the Year. Manning lost his final collegiate game in the Orange Bowl on January 2, 1998.
- Manning was taken with the first overall pick in the 1998 NFL Draft on April 18th by the Indianapolis Colts.
- Manning threw for 302 yards, 1 touchdown, and 3 interceptions in a loss against the Dolphins in his NFL debut on September 6, 1998.
- Manning won 5 MVPs, with the first coming for the 2003 season in which he led the league in completion percentage (67%), passing yards (4,267), and yards per game (266.7).
- Manning played in 4 Super Bowls, winning 2 of them. His first Super Bowl victory came in on February 4, 2007, when he was named Super Bowl MVP in a 29-17 defeat of the Bears.
- After missing the entire 2011 season due to a neck injury, Manning signs with the Denver Broncos on March 20, 2012.
- Manning won Super Bowl 50 on February 7th, 2016. Afterwards he retired, having played the final four seasons of his career for the Denver Broncos.
- Manning was inducted into the Pro Football Hall of Fame on August 8, 2021. During his speech, Manning referred to his "good friend" Tom Brady and joking that Brady would be inducted during his first year of eligibility in "2035."
- According to ESPN, Manning's 71,940 passing yards are the third most all-time, behind Drew Brees and Tom Brady.
- Beckett named the 1998 SP Authentic Peyton Manning Rookie Card the number one most valuable Peyton Manning Rookie Card.
- The Underlying Asset has been issued a grade of BGS PRISTINE 10 by Beckett Grading Services (BGS) with Certification No. 0006591382.

Notable Features

- The Underlying Asset is a 1998 SP Authentic #14 Peyton Manning Rookie Card graded BGS 10.
- The Underlying Asset's BGS Condition Report consists of the following grades: Centering: 10, Corners: 9.5, Edges: 10, Surface: 10.

- The Underlying Asset is 1 of 28 1998 SP Authentic #14 Peyton Manning Rookie Card examples graded BGS 10 with 0 graded higher.
- The Underlying Asset comes from a print-run of 2,000.

Notable Defects

- The Underlying Asset's condition is consistent with its condition grade from BGS.

Details

Series 1998 Peyton Manning Rookie Card	
Sport	Football
Professional League	NFL
Player / Number	Peyton Manning
Team	Indianapolis Colts
Year / Season	1998
Memorabilia Type	Trading Card
Manufacturer	Upper Deck
Print-run	/2,000
Rarity	1 of 28 (BGS 10)
Number in Set	#14
Authentication	Beckett Grading Services (BGS)
Grade	10
Grade (Centering)	10
Grade (Corners)	9.5
Grade (Edges)	10
Grade (Surface)	10
Certification No.	0006591382

Depreciation

The Company treats Memorabilia Assets as collectible and therefore will not depreciate or amortize the Series 2005 Peyton Manning Rookie Card going forward.

#98MANNING | $22K

COMPARABLE ASSET VALUE



ASSET VALUE
+369.1%

TRANSACTIONS
21

"This is, arguably, Peyton Manning's best overall card and a key for anyone assembling a collection of great quarterback rookies."

PSA

On Manning's SP Authentic #14 Rookie Card

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#98MANNING

'98 SP AUTHENTIC PEYTON MANNING ROOKIE CARD

With five MVPs, two Super Bowls, and the third-most passing yards of all time, Peyton Manning will undoubtedly go down as one of the game's greatest quarterbacks. After 18 years, Manning retired at age 39 following a Super Bowl victory — a fitting end to his illustrious career. In August 2021, Manning's status as an NFL legend was made official during his induction into the Pro Football Hall of Fame. #98MANNING is a 1998 SP Authentic Peyton Manning Rookie Card graded BGS 10. From a print-run of 2,000, the SP Authentic Rookie Card was named Manning's No. 1 most valuable by Beckett.

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#98MANNING | *Visuals*

#98MANNING is in the top 2.7% of the BGS population, just one sub-grade away from the elusive black label.

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#98MANNING | *Timeline*

Mar. 1976	Peyton Manning is born in New Orleans. His father, Archie Manning, is a former NFL quarterback.
Jan. 1998	Manning plays his final collegiate game, losing in the Orange Bowl. Manning would be named SEC Player of the Year and win the Davey O'Brien Award (given to the top college quarterback).
Jan. 1998	Upper Deck releases their 1998 SP Authentic set. #98MANNING is printed.
Mar. 1998	The Indianapolis Colts select Manning with the first overall pick in the NFL Draft.